Exhibit 1.1
STEWART INFORMATION SERVICES CORPORATION
6.000% Convertible Senior Notes
Due October 15, 2014
INITIAL PURCHASER AGREEMENT
October 8, 2009

INITIAL PURCHASER AGREEMENT
October 8, 2009
FBR CAPITAL MARKETS & CO.
1001 19th Street North
Arlington, Virginia 22209
Dear Sirs:
     Stewart Information Services Corporation, a Delaware corporation (the “Company”), proposes to issue and sell to you, FBR Capital Markets & Co. (“FBR”), as initial purchaser, an aggregate of $60,000,000.00 principal amount of 6.000% convertible senior notes due 2014 (the “Firm Securities”), which are convertible into shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”).
     In addition, the Company proposes to grant to you the option described in Section 1(c) hereof to purchase up to an aggregate of $5,000,000.00 principal amount of additional 6.000% convertible senior notes due 2014 (the “Option Securities” and, together with the Firm Securities, the “Securities”) to cover additional allotments, if any. The Company’s obligations under the Securities will be unconditionally guaranteed (the “Guarantee”) by each of the guarantors set forth on Schedule I attached hereto (each a “Guarantor” and together collectively referred to herein as, the “Guarantors”). As used herein, the term “Securities” shall include the Guarantees unless the context otherwise requires.
     The offer and sale of the Securities to you will be made without registration of the Securities under the Securities Act and the rules and regulations thereunder (the “Securities Act Regulations”), in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. You have advised the Company that you will make offers and sales (“Exempt Resales”) of the Securities purchased by you hereunder in accordance with Section 3 hereof on the terms set forth in the Final Memorandum (as defined herein), as soon as you deem advisable after this Agreement has been executed and delivered.
     In connection with the offer and sale of the Securities, the Company has prepared a preliminary offering memorandum, subject to completion, dated October 8, 2009, and amendments or supplements thereto (the “Preliminary Memorandum”), and a final offering memorandum, dated the date hereof and as it may be amended or supplemented from time to time (the “Final Memorandum”). Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Company and the Securities. The Company hereby confirms that it has authorized the use of the Preliminary Memorandum and the Final Memorandum in connection with (i) the offering and resale of the Securities by FBR and by all dealers to whom Securities may be sold. Any references to the Preliminary Memorandum or the Final Memorandum shall be deemed to include all exhibits and annexes thereto and any and all documents incorporated by reference therein.

     The Company and FBR agree as follows:
     1. Sale and Purchase.
     (a) Upon the basis of the warranties and representations and other terms and conditions herein set forth, the Company agrees to issue and sell to FBR and FBR agrees to purchase from the Company the Securities at a purchase price of 96.5% of the aggregate principal amount of the Securities (the “Purchase Price”).
     (b) The difference between the aggregate principal amount of the Securities and 96.5% of such principal amount shall be the compensation for the services to be provided by FBR in connection with the performance of its obligations under this Agreement, which amount will be referred to herein as the “Fee.”
     (c) Upon the basis of the representations and warranties and subject to the other terms and conditions herein set forth, the Company hereby grants an option to FBR to purchase from the Company, as initial purchaser, up to an aggregate principal amount of $5,000,000.00 of Option Securities at the Purchase Price. The option granted hereby will expire thirty (30) days after the date hereof and may be exercised in whole or in part from time to time in one or more installments, including at the Closing Time, only for the purpose of covering additional allotments of Securities in excess of the aggregate principal amount of the Firm Securities upon written notice by FBR to the Company setting forth (i) the aggregate principal amount of Option Securities as to which FBR is then exercising the option, (ii) the name and denominations to which the Option Shares are to be delivered in book entry form through the facilities of The Depository Trust Company (“DTC”), and (iii) the time and date of payment for and delivery of such Option Securities. Any such time and date of delivery shall be determined by FBR, but shall not be later than five (5) full business days nor earlier than one (1) full business day after the exercise of said option, nor in any event prior to the Closing Time, unless otherwise agreed in writing by FBR and the Company.
     2. Payment and Delivery.
     (a) The closing of FBR’s purchase of the Firm Securities shall be held at the Los Angeles office of Manatt, Phelps and Phillips, LLP (unless another place shall be agreed upon by FBR and the Company). At the closing, subject to the satisfaction or waiver of the closing conditions set forth herein, FBR shall pay to the Company the Purchase Price by wire transfer of immediately available funds to an account previously designated by the Company in writing against delivery by or on behalf of the Company of one or more definitive global securities in book-entry form, which will be deposited by or on behalf of the Company with DTC or its designated custodian for the account of FBR. The Company will deliver the Securities to FBR by causing DTC to credit the Firm Securities to the account of FBR at DTC. The Company will cause the certificates representing the Securities to be made available to FBR (and its legal counsel) for inspection at least one business day prior to the Closing Time (defined below) and any Secondary Closing Time (defined below). Such payment and delivery shall be made at 10:00 a.m., New York City time, on the third (fourth, if pricing occurs after 4:30 p.m. New York City time) business day after the date hereof (unless another time, not later than ten (10) business days after such date, shall be agreed to by FBR and the Company). The time at which such payment and delivery are actually made is hereinafter called the “Closing Time”.
     (b) The closing of FBR’s purchase of the Option Securities shall occur from time to time at the Los Angeles office of Manatt, Phelps & Phillips, LLP (unless another place shall be agreed upon by FBR and the Company). On the applicable Secondary Closing Time (as defined herein), subject to the satisfaction or waiver of the closing conditions set forth herein, FBR shall pay to the Company the Purchase Price for the Option Securities then purchased by FBR by wire transfer of immediately available funds against the Company’s delivery of the Option Securities in accordance with the procedure set forth in Section 2(a) above. Such payment and delivery shall be made at 10:00 a.m., New York City time, on each Secondary Closing Time. The time at which payment by FBR for and delivery by the Company of any Option Securities are actually made is referred to herein as a “Secondary Closing Time”.
     3. Offering of the Shares; Restrictions on Transfer.
     (a) FBR represents and warrants to and agrees with the Company that it has solicited and will solicit offers to buy the Securities only from, and has offered and will offer, sell and deliver the Securities only to persons who it reasonably believes to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act Regulation) (“QIBs”) or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to FBR that each such account is a QIB to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, and, in each case, in transactions under Rule 144A (the “Eligible Purchasers”).
     (b) The Company represents and warrants to and agrees with FBR that it (together with its subsidiaries and its and their respective affiliates) has not solicited and will not solicit any offer to buy, and it (together with its subsidiaries and its and their respective affiliates) has not offered and will not offer to sell, the Securities by means of any form of general solicitation or general advertising (within the meaning of Regulation D).
     (c) Each of FBR and the Company severally represents and warrants to the other that no action is being taken by it or is contemplated that would permit an offering or sale of the Securities or possession or distribution of the Preliminary Memorandum or the Final Memorandum or any other offering material relating to the Securities in any jurisdiction where, or in any other circumstances in which, action for those purposes is required (other than in jurisdictions where such action has been duly taken by counsel for FBR).

     (d) FBR and the Company agree that the Securities may be resold or otherwise transferred by the holders thereof only if the offer and sale of such Securities are registered under the Securities Act or if an exemption from registration is available. FBR hereby agrees that it has observed and will observe the following procedures in connection with offers and sales of any Securities sold by the Company to FBR hereunder:
     (i) Offers and sales of the Securities will be made only in Exempt Resales by FBR to investors that FBR reasonably believes to be Eligible Purchasers.
     (ii) Each of the Preliminary Memorandum and the Final Memorandum shall state that the offer and sale of the Securities have not been and will not be registered under the Securities Act, and that no resale or other transfer of any Securities or any interest therein prior to the date that is one year (or such shorter period as is prescribed by Rule 144 under the Securities Act as then in effect) after the later of the original issuance of such Securities and the last date on which the Company or any “affiliate” (as defined in Rule 144 under the Securities Act) of the Company was the owner of such Securities may be made by a purchaser of such Securities except as follows:
     (A) to the Company,
     (B) pursuant to a registration statement that has been declared effective under the Securities Act,
     (C) for so long as the Securities are eligible for resale pursuant to Rule 144A under the Securities Act, in a transaction complying with the requirements of Rule 144A to a person who such purchaser reasonably believes is a QIB that purchases for its own account or for the account of a QIB and to whom notice is given that the offer, resale, pledge or transfer is being made in reliance on Rule 144A, or
     (D) pursuant to any other available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable federal securities laws and the securities laws of any relevant state of the United States or other jurisdiction.
     (e) FBR and the Company agree that Exempt Resales of Securities by FBR (and each purchase of Securities from the Company by FBR) in accordance with this Section 3 shall be deemed to have been made on the basis of and in reliance on the representations, warranties, covenants and agreements (including, without limitation, agreements with respect to indemnification and contribution) of the Company herein contained.
     4. Representations and Warranties of the Company.
          The Company hereby represents and warrants to FBR that, as of the date of this Agreement:

     (a) the Exchange Act Reports (defined below), when they were filed with the Securities and Exchange Commission (the “Commission”) conformed to the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Commission thereunder; the Preliminary Memorandum did not, as of its date, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; the Disclosure Package (defined below), as amended and supplemented as of 9:15 p.m. New York City time on October 8, 2009 (the “Applicable Time”), did not, as of the Applicable Time, and as of the Closing Time, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and the Final Memorandum does not, as of its date, and will not as of the Closing Time and each Secondary Closing Time (if any), contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statement in or omission from the Preliminary Memorandum, the Disclosure Package or the Final Memorandum made in reliance upon and in conformity with information furnished to the Company in writing by FBR expressly for use therein (that information being limited to that described in the last sentence of Section 8(b) hereof). All references to the Preliminary Memorandum or the Final Memorandum in this Agreement shall be deemed to refer to and include the Company’s Current Reports on Form 8-K filed on March 2, 2009, May 5, 2009 and June 19, 2009, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed on March 13, 2009, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed on May 7, 2009, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed on August 6, 2009 and the Company’s Definitive Proxy Statement on Schedule 14A filed on March 27, 2009 (the “Exchange Act Reports”) each of which are incorporated by reference in and made part of the Preliminary Memorandum and the Final Memorandum. The term “Disclosure Package” as used in this Agreement shall mean the Preliminary Memorandum as of the Applicable Time together with any Supplement. The term “Supplement” as used in this Agreement shall mean any writing, relating to the Securities, the use of which FBR has approved in writing prior to its first use and which is attached hereto as Schedule II;
     (b) the Preliminary Memorandum included, as of its date, the Disclosure Package included, as of the Applicable Time, and the Final Memorandum includes as of its date, and will include at the Closing Time and at each Secondary Closing Time (if any), the information required by Rule 144A;
     (c) the Company is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware, with requisite corporate power and authority to own, lease or operate its properties and to conduct its business as described in the Preliminary Memorandum, Disclosure Package and the Final Memorandum and to execute and deliver this Agreement and the Indenture (defined below), and to consummate the transactions contemplated hereby (including the issuance, sale and delivery of the Securities) and thereby;

     (d) each subsidiary of the Company that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X of the Securities Act (each a “Significant Subsidiary” and hereinafter collectively referred to as, the “Significant Subsidiaries”) has been duly incorporated or organized and is validly existing in good standing under the laws of its jurisdiction of incorporation or organization with requisite corporate power and authority to own, lease or operate its properties and to conduct its business as described in the Preliminary Memorandum, Disclosure Package and the Final Memorandum;
     (e) a list of the Company’s Significant Subsidiaries is attached hereto as Schedule III;
     (f) the Company had, at the date indicated and at the Closing Time, the duly authorized capitalization set forth in the Preliminary Memorandum, the Disclosure Package and the Final Memorandum under the caption “Capitalization” after giving effect to the adjustments set forth thereunder; all of the issued and outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable, and have not been issued in violation of or subject to any preemptive right or other similar right of stockholders arising by operation of law, under the certificate of incorporation or bylaws of the Company, under any agreement to which the Company is a party or otherwise; all of the issued shares of capital stock of each subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens encumbrances, equities or claims; and except as disclosed in or contemplated by the Preliminary Memorandum, the Disclosure Package and the Final Memorandum, there are no outstanding (i) securities or obligations of the Company or any subsidiary convertible into or exchangeable for any capital stock of the Company or such subsidiary, as applicable, (ii) warrants, rights or options to subscribe for or purchase from the Company or any subsidiary any such capital stock or any such convertible or exchangeable securities or obligations or (iii) obligations of the Company or any subsidiary to issue or sell any shares of capital stock, any such convertible or exchangeable securities or obligation, or any such warrants, rights or options;
     (g) the Securities have been duly authorized for issuance, sale and delivery to FBR pursuant to this Agreement and, when the Securities have been executed and authenticated in accordance with the provisions of the Indenture (as defined below) and issued and delivered by the Company against payment therefor in accordance with the terms of this Agreement, the Securities will be duly executed, authenticated, issued and delivered, free and clear of any pledge, lien, encumbrance, security interest or other claim (except for any such pledge, lien, encumbrance, security interest or other claim arising from FBR or the parties that purchase the Securities from FBR), will conform to the description of the Securities contained in the Disclosure Package and Final Memorandum and will constitute valid and legally binding obligations of the Company, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity, entitled to the benefits provided by the Indenture to be dated as of October 15, 2009 (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), under which they are to be issued, which will be substantially in the form attached hereto as Annex I; each Guarantor has full corporate power and authority to deliver the Guarantee; the shares of Common Stock initially issuable upon conversion of the Securities have been duly and validly authorized and reserved for issuance and, if and when issued and delivered in accordance with the provisions of the Securities and the Indenture, will be duly and validly issued, fully paid and non-assessable, and the issuance, sale and delivery of the Securities by the Company and the Common Stock issuable upon conversion of the Securities are not subject to any preemptive right, co-sale right, registration right, right of first refusal or other similar right of stockholders arising by operation of law, under the certificate of incorporation or bylaws of the Company, under any agreement to which the Company is a party or otherwise; and the Securities satisfy the requirements set forth in Rule 144A under the Securities Act;
     (h) the Company and each of its Significant Subsidiaries is duly qualified or licensed by (including, but not limited to, the applicable state insurance regulator or commissioner), and is in good standing in, each jurisdiction in which it conducts its business, or in which it owns or leases real property or maintains an office and in which such qualification or licensing is necessary and in which the failure, individually or in the aggregate, to be so qualified or licensed could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”);
     (i) the Company and each of its Significant Subsidiaries has good and marketable title in fee simple to all real property and good and marketable title to all personal property, reflected as assets owned by the Company or a Significant Subsidiary in the Preliminary Memorandum, the Disclosure Package and the Final Memorandum, in each case free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and defects, except such as (i) are disclosed in the Preliminary Memorandum, the Disclosure Package and the Final Memorandum, or (ii) could not reasonably be expected to have a Material Adverse Effect; and any real property or personal property held under lease by the Company or its Significant Subsidiaries is held under a lease that is valid, existing and enforceable by the Company or its Significant Subsidiaries, with such exceptions as are disclosed in the Preliminary Memorandum, Disclosure Package and the Final Memorandum or as could not reasonably be expected to have a Material Adverse Effect, and the Company has not received any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company under any such lease;
     (j) the Company owns or possess such licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights, software and design licenses, trade secrets, manufacturing processes, other intangible property rights and know-how (collectively “Intangibles”), as are necessary to entitle the Company and its Significant Subsidiaries to conduct their respective businesses described in the Preliminary Memorandum, Disclosure Package and the Final Memorandum, and neither the Company nor any Significant Subsidiary has received written notice of any infringement of or conflict with (and, upon due inquiry, neither the Company nor any of its Significant Subsidiaries knows of any such infringement of or conflict with) asserted rights of others with respect to any Intangibles which would reasonably be expected to have a Material Adverse Effect;

     (k) except as otherwise described in the Preliminary Memorandum, Disclosure Package and the Final Memorandum, the Company has not violated, or received notice of any violation with respect to, any law, rule, regulation, order, decree or judgment applicable to it and its business, including, but not limited to, those relating to transactions with affiliates, environmental, safety or similar laws, federal or state laws relating to discrimination in the hiring, promotion or pay of employees, federal or state wages and hours law, the Employee Retirement Income Security Act or the rules and regulations promulgated thereunder and any insurance statutes, laws, rules and regulations promulgated by any state regulatory authority in a state in which the Company or any of its subsidiaries conducts business, except for those violations that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or result in the creation or imposition of any material lien, charge, claim or encumbrance upon any property or asset of the Company;
     (l) neither the Company, nor any Significant Subsidiary, nor to the Company’s knowledge, any officer, director, agent or employee purporting to act on behalf of the Company or any Significant Subsidiary, has at any time, directly or indirectly, (i) made any contributions to any candidate for political office, or failed to disclose fully any such contributions, in violation of law, (ii) made any payment to any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law (including the Foreign Corrupt Practices Act of 1977, as amended), (iii) engaged in any transactions, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company, (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (v) made any other unlawful payment;
     (m) except as otherwise disclosed in the Preliminary Memorandum, Disclosure Package and the Final Memorandum, there are no outstanding loans or advances or guarantees of indebtedness by the Company to or for the benefit of any of the officers, directors, affiliates or representatives of the Company or any of the members of the families of any of them;
     (n) except with respect to FBR, the Company has not incurred any liability for any broker’s or finder’s fees or similar payments in connection with the transactions contemplated hereby;
     (o) neither the Company nor any of its Significant Subsidiaries is in breach of, or in default under (nor has any event occurred which with notice, lapse of time, or both would constitute a breach of, or default under) (i) its certificate of incorporation, bylaws, or other organizational documents in effect as of the date hereof, the Closing Time and the Secondary Closing Times (if any) (collectively, the “Charter Documents”) or (ii) in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, license, indenture, mortgage, deed of trust, bank loan or credit agreement or other agreement or instrument to which the Company or any such Significant Subsidiary is a party or by which any of them or their respective properties may be bound or affected, except in the case of clause (ii) for such breaches or defaults which have been validly waived or would not reasonably be expected to have a Material Adverse Effect;
     (p) the execution, delivery and performance of this Agreement and the Indenture (together, the “Transaction Agreements”), the issuance, sale and delivery of the Securities (and the delivery of the Common Stock upon the conversion of the Securities), the consummation of the transactions contemplated by the Transaction Agreements, and compliance with the terms and provisions of the Transaction Agreements by the Company and each Guarantor, will not conflict with, or result in any breach of or constitute a default under (nor constitute any event which with notice, lapse of time, or both would constitute a breach of, or default under), (i) any provision of the Charter Documents, (ii) any provision of any contract, license, indenture, mortgage, deed of trust, bank loan or credit agreement or other agreement or instrument to which the Company or any of its Significant Subsidiaries is a party or by which the Company or any of its Significant Subsidiaries or which any of the property or assts of the Company or any of its Significant Subsidiaries may be bound or affected, or (iii) any federal, state, local or foreign law, regulation or rule or any decree, judgment, permit or order applicable to the Company or any of its Significant Subsidiaries or any of their respective properties, including, but in no way limited to, any law, rule or regulation of any state insurance regulator or commission in a state in which the Company or its subsidiaries conducts business, except in the case of clauses (ii) or (iii) for such conflicts, breaches or defaults which have been validly waived or could not reasonably be expected to have a Material Adverse Effect or result in the creation or imposition of any material lien, charge, claim or encumbrance upon any property or asset of the Company;
     (q) this Agreement has been duly authorized, executed and delivered by the Company and is the legal, valid and binding agreement of the Company enforceable in accordance with its terms; the Indenture has been duly authorized by the Company and at the Closing Time will have been duly executed and delivered by the Company and will constitute a legal, valid and binding agreement of the Company enforceable in accordance with its terms; the Guarantee has been duly authorized by each Guarantor and at the Closing Time will have been duly executed and delivered by each Guarantor and will constitute the legal, valid and binding agreement of each Guarantor enforceable in accordance with its terms, except in each case as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general principles of equity, and except to the extent that the indemnification provisions hereof or thereof may be limited by federal or state securities laws and public policy considerations in respect thereof;
     (r) the Transaction Agreements conform in all material respects to the descriptions thereof contained in the Preliminary Memorandum, the Disclosure Package and the Final Memorandum;

     (s) the statements set forth in the Preliminary Memorandum, the Disclosure Package and the Final Memorandum, under the caption “Description of the Notes” and “Description of Common Stock,” insofar as they purport to constitute a summary of the terms of the Securities and the Common Stock, and under the captions “Certain United States Federal Income Tax Consequences” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate and complete in all material respects;
     (t) no approval, authorization, consent or order of or filing with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency is required in connection with the execution, delivery and performance by the Company of the Transaction Agreements, delivery of the Guarantee by each Guarantor or the consummation by the Company of the transactions contemplated hereby and, or the issuance, sale and delivery of the Securities (and the delivery of the Common Stock upon the conversion of the Securities) as contemplated hereby, other than (i) such as have been obtained or made, or will have been obtained or made at the Closing Time, and (ii) any necessary consents, approvals, authorizations, registrations, qualifications or notices under the state securities or blue sky laws of the various jurisdictions in which the Securities are being resold by FBR;
     (u) assuming the accuracy of the representations and warranties of FBR in Section 3, it is not necessary in connection with the offer, sale and delivery of the Securities to FBR, or in connection with the offer, sale and initial resale of the Securities by FBR in a manner contemplated by this Agreement, to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);
     (v) the Company and each of its Significant Subsidiaries have all necessary licenses, permits, certificates, authorizations, consents and approvals and have made all necessary filings required under any federal, state, local or foreign law, regulation or rule, and have obtained all necessary licenses, permits, certificates, authorizations, consents and approvals from all applicable regulatory and self regulatory authorities, including, but in no way limited to, any and all licenses required to be held by the Company or its subsidiaries by any state insurance regulator or commission in each state where the Company or its subsidiaries conducts business, required in order to conduct their respective business as described in the Preliminary Memorandum, Disclosure Package and the Final Memorandum, except to the extent that any failure to have any such licenses, permits, certificates, authorizations, consents or approvals, to make any such filings or to obtain any such licenses, permits, certificates, authorizations, consents or approvals would not, individually or in the aggregate, have a Material Adverse Effect; the Company and each of its Significant Subsidiaries is not in violation of, or in default under, any such license, permit, certificate, authorization, consent or approval of any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Company, the effect of which could reasonably be expected to have a Material Adverse Effect; and none of the Company or any of its Significant Subsidiaries has received any notification from any regulatory or self-regulatory authority to the effect that any additional authorization, approval, order, consent, license, certificate, permit, registration or qualification from such regulatory or self-regulatory authority is needed to be obtained by the Company or any of its Significant Subsidiaries, except for the failure to obtain any additional authorization, approval, order, consent, license, certificate, permit, registration or qualification required by such notification could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;
     (w) the Exchange Act Reports contain accurate summaries of all material contracts, agreements, instruments and other documents of the Company required to be described in such Exchange Act Reports;
     (x) other than as set forth in the Preliminary Memorandum, Disclosure Package and the Final Memorandum, there are no actions, suits, proceedings, inquiries or investigations pending or, to the knowledge of the Company, threatened against the Company, any of its subsidiaries, each Guarantor, or any of their respective properties, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency which, if determined adversely to the Company or any of its subsidiaries, could have a Material Adverse Effect;
     (y) other than FBR, the Company has not authorized anyone to make any representations regarding the offer and sale of the Securities, or regarding the Company or any of its Significant Subsidiaries in connection therewith;
     (z) the Company has not received notice of any order or decree preventing the use of the Preliminary Memorandum, the Disclosure Package or the Final Memorandum or any amendment or supplement thereto, or any order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Securities Act, and no proceeding for any such purposes has commenced or is pending or, to the knowledge of the Company, is contemplated;
     (aa) when issued and delivered pursuant to this Agreement, the Securities will not be of the same class (within the meaning of Rule 144A under the Securities Act) as securities listed on a national securities exchange registered under Section 6 of the Exchange Act;
     (bb) the Company is subject to Section 13 of the Exchange Act;
     (cc) subsequent to June 30, 2009, and except as may be otherwise stated in both the Disclosure Package and the Final Memorandum, there has not been (i) any event, circumstance or change that has had, or could reasonably be expected to have, a Material Adverse Effect, (ii) any transaction, other than in the ordinary course of business, which is material to the Company, contemplated or entered into by the Company, (iii) any obligation, contingent or otherwise, directly or indirectly incurred by the Company, other than in the ordinary course of business, which is material to the Company, or (iv) any dividend or distribution of any kind declared, paid or made by the Company or any Guarantor on any class of their capital stock, or any purchase by the Company or any Guarantor of any of their outstanding capital stock;

     (dd) neither the Company nor any of its Significant Subsidiaries has sustained, since June 30, 2009, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Preliminary Memorandum and Disclosure Package; and since the respective dates as of which information is given in the Preliminary Memorandum, Disclosure Package and Final Memorandum, there has not been any change in the capital stock or debt of the Company or any of its Significant Subsidiaries except such issuances of stock or the incurrence of debt in the ordinary course of business, nor has there been any Material Adverse Effect, or any development involving a prospective Material Adverse Effect, in or affecting the general affairs, management, position (financial or otherwise), stockholders’ equity or results of operation of the Company and its Significant Subsidiaries, otherwise than as set forth or contemplated in the Preliminary Memorandum, Disclosure Package and Final Memorandum;
     (ee) the Company is not, nor upon the sale of the Securities will be, an “investment company” or an entity “controlled” by an “investment company” (as such terms are defined in the Investment Company Act of 1940, as amended);
     (ff) there are no persons with registration or other similar rights to have any securities registered by the Company under the Securities Act;
     (gg) the Company has not relied upon FBR or legal counsel for FBR for any legal, tax or accounting advice in connection with the offering and sale of the Securities;
     (hh) each of the independent directors named in the Preliminary Memorandum, Disclosure Package and the Final Memorandum has not within the last five years, been employed by or affiliated, directly or indirectly, with the Company, whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or serving as an officer or director of the Company or any of its affiliates;
     (ii) neither the Company, nor any of its respective affiliates (as defined in Section 501(b) of Regulation D) has, whether directly or through any agent or person acting on its behalf (other than FBR): (i) offered Common Stock or any other securities convertible into or exchangeable or exercisable for Common Stock in a manner in violation of the Securities Act or the rules and regulations thereunder, (ii) distributed any other offering material in connection with the offer and sale of the Securities, or (iii) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any security (as defined in the Securities Act) which is or will be integrated with the offering and sale of the Securities in a manner that would require the registration of the Securities under the Securities Act;
     (jj) neither the Company nor any of its Significant Subsidiaries (i) is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or the rules and regulations thereunder, or (ii) directly, or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article 1 of the Bylaws of the Financial Industry Regulatory Authority (“FINRA”)) any member firm of FINRA;

     (kk) none of the Company, its Significant Subsidiaries nor any of their respective directors, officers, representatives or affiliates have taken, directly or indirectly, any action intended, or which might reasonably be expected, to cause or result in, or which has constituted, under the Securities Act, the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities;
     (ll) the Company and its Significant Subsidiaries carry, or are covered by, insurance (issued by insurers of recognized financial responsibility) in such amounts and covering such risks as is appropriate for the conduct of their respective businesses and the value of the assets to be held by them upon the consummation of the transactions contemplated by the Preliminary Memorandum, Disclosure Package and the Final Memorandum, and as is customary for companies engaged in businesses similar to the business of the Company and its Significant Subsidiaries, respectively, all of which insurance is in full force and effect;
     (mm) the financial statements, including the notes thereto, incorporated by reference in the Preliminary Memorandum, Disclosure Package and the Final Memorandum, fairly present the financial condition of the Company as of the respective dates thereof, and the results of operations for the periods then ended, correctly reflect and disclose all extraordinary items, and except as otherwise disclosed in the Preliminary Memorandum, Disclosure Package and the Final Memorandum, have been prepared in conformity with U.S. generally accepted accounting principles applied on a consistent basis;
     (nn) KPMG, LLP, who have certified certain financial statements and supporting schedules incorporated by reference in the Preliminary Memorandum, Disclosure Package and the Final Memorandum, whose reports with respect to such financial statements and supporting schedules are incorporated by reference in the Preliminary Memorandum, Disclosure Package and the Final Memorandum, and who have delivered the comfort letters referred to in Section 6(b) hereof, are independent registered public accountants with respect to the Company within the meaning of the Securities Act and the rules and regulations thereunder.
     (oo) neither the Company nor to the Company’s knowledge, the Significant Subsidiaries, nor any of their respective employees or agents, has made any material payment of funds of the Company or any of its Significant Subsidiaries, or received or retained any material funds in violation of any law, rule or regulation, including without limitation the “know your customer” and anti-money laundering laws of any jurisdiction;
     (pp) any certificate signed by any officer of the Company delivered to FBR or to counsel for FBR pursuant to or in connection with this Agreement shall be deemed a representation and warranty by the Company to FBR as to the matters covered thereby;

     (qq) except as otherwise disclosed in the Preliminary Memorandum, Disclosure Package and the Final Memorandum, (i) the Company and its subsidiaries have accurately prepared and timely filed any and all federal, state, foreign and other tax returns that are required to be filed by it, if any, and have paid or made provision for the payment of all taxes shown on such returns, including without limitation, all sales and use taxes and all taxes which the Company and each of its subsidiaries is obligated to withhold from amounts owing to employees, creditors and third parties, with respect to the periods covered by such tax returns (whether or not such amounts are shown as due on any tax return) except where the failure to file or pay the taxes, an assessment or lien could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or its subsidiaries taken as a whole, (ii) no deficiency assessment with respect to a proposed adjustment of the Company’s or any of its subsidiaries’ federal, state, local or foreign taxes is pending or, to the Company’s knowledge, threatened, which, if determined adversely to any such entity, could have a Material Adverse Effect; (iii) since the date of the most recent audited financial statements, the Company and its subsidiaries have not incurred any liability for taxes other than in the ordinary course of their business; and (iv) there is no tax lien, whether imposed by any federal, state, foreign or other taxing authority, outstanding against the assets, properties or business of the Company or any of its subsidiaries that could reasonably be expected to have a Material Adverse Effect.
     5. Certain Covenants of the Company.
     The Company hereby agrees with FBR:
     (a) to furnish such information as may be reasonably required and otherwise to cooperate in qualifying the Securities and the shares of Common Stock issuable upon conversion of the Securities for offer and sale under the securities or blue sky laws of such states as FBR may designate and to maintain such qualifications in effect as long as required by such laws for the Exempt Resales of the Securities; provided, however, that the Company shall not be required to qualify as a foreign corporation or to consent to the service of process under the laws of, or subject itself to taxation as doing business in, any such state or other jurisdiction (except service of process with respect to the offering and sale of the Securities);
     (b) to prepare the Final Memorandum in a form approved by FBR and to furnish promptly (and with respect to the initial delivery of such Final Memorandum, not later than 4:00 p.m. (New York City time) on the first day following the execution and delivery of this Agreement) to FBR or to purchasers upon the direction of FBR as many copies of the Final Memorandum (and any amendments or supplements thereto) as FBR may reasonably request for the purposes contemplated by this Agreement;
     (c) to advise FBR promptly, confirming such advice in writing, of: (i) the happening of any event known to the Company within the time during which the Final Memorandum shall (in the view of FBR) be required to be distributed by FBR in connection with an Exempt Resale (and FBR hereby agrees to notify the Company in writing when the foregoing time period has ended) which, in the judgment of the

Company, would require the making of any change in the Final Memorandum then being used so that the Final Memorandum would not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or, if for any other reason it shall be necessary or desirable to amend or supplement the Final Memorandum; and (ii) the receipt of any notification with respect to the modification, rescission, withdrawal or suspension of the qualification of the Securities, or of any exemption from such qualification or from registration of the Securities, for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes and, if any government agency or authority should issue any such order, to make every reasonable effort to obtain the lifting or removal of such order as soon as possible;
     (d) upon FBR’s request following receipt of a notice provided by the Company in accordance with Section 5(c), the Company shall prepare and provide to FBR, or to purchasers upon the direction of FBR, as many copies as FBR may reasonably request of any amendment or supplement to the Final Memorandum, and the Company shall not amend or supplement the Final Memorandum in any manner whatsoever unless FBR shall previously have been advised thereof and shall have consented thereto in writing;
     (e) to furnish to FBR for a period of two years from the Closing Time, (i) copies of all annual, quarterly and current reports and other communications (financial and other) supplied to stockholders of the Company, (ii) copies of all reports filed by the Company with the Commission and any securities exchange on which any class of securities of the Company is listed, and (iii) such other information as FBR may reasonably request regarding the Company;
     (f) not to issue any Supplement in connection with the transactions contemplated hereby without the prior written approval of FBR, which approval may be withheld, conditioned or delayed in the sole and absolute discretion of FBR;
     (g) during any period of time in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company shall furnish to the holders of the Securities as soon as practicable after the end of each fiscal year an annual report (including balance sheet and statements of earnings, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries certified by independent public accountants) and, as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the fiscal quarter ending after the date of the Final Memorandum), to furnish to the holders of the Securities consolidated summary financial information of the Company and its consolidated subsidiaries for such quarter in reasonable detail;
     (h) during any period in the one year (or such shorter period as may then be applicable under the Securities Act regarding the holding period for securities under Rule 144 under the Securities Act or any successor rule) after the Closing Time in which the Company is not subject to Section 13 or 15(d) of the Exchange Act to furnish, upon request, to any holder of such Shares the information (“Rule 144A Information”) specified in Rule l44A(d)(4) under the Securities Act and any such Rule l44A Information will not, at the date thereof, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading;
     (i) to apply the net proceeds from the sale of the Securities in the manner set forth under the caption “Use of Proceeds” in the Preliminary Memorandum, Disclosure Package and the Final Memorandum;
     (j) that neither the Company nor any of its affiliates (as defined in Section 501(b) of Regulation D) will, whether directly or through any agent or person acting on its behalf (other than FBR): (i) offer Common Stock or any other securities convertible into or exchangeable or exercisable for Common Stock in a manner in violation of the Securities Act or the rules and regulations thereunder, (ii) distribute any other offering material in connection with the offer and sale of the Securities, other than the Preliminary Memorandum, Disclosure Package and the Final Memorandum, or (iii) sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act), any of which will be integrated with the offering and sale of the Securities in a manner that would require the registration under the Securities Act of the sale by the Company to FBR or the resale by FBR to Eligible Purchasers;
     (k) that neither the Company, its subsidiaries, nor any of their respective directors, officers, representatives or affiliates will take, directly or indirectly, any action intended to, or that might be reasonably expected to, cause or result in, under the Securities Act, the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company;
     (l) that, except as directed by FBR, neither the Company nor any of its affiliates will distribute any offering materials in connection with Exempt Resales;
     (m) to pay all expenses, fees and taxes in connection with (i) the preparation of the Preliminary Memorandum, Disclosure Package and the Final Memorandum, and any amendments or supplements thereto, and the printing and furnishing of copies of each thereof to FBR (including costs of mailing and shipment), (ii) the preparation, issuance, sale and delivery of the Securities, including any stock or other transfer taxes or duties payable upon the sale of the Securities to FBR, and the issuance, sale and delivery of the Common Stock issuable upon conversion of the Securities, (iii) the printing of this Agreement, the Indenture, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Securities, (iv) the qualification of the Securities and the Common Stock issuable upon conversion of the Securities for offering and sale under state laws and the determination of their eligibility for investment under state law as aforesaid (including any filing fees and the fees and disbursements of counsel for FBR in connection with such qualification and in connection with any blue sky survey performed thereby), and the printing and furnishing of copies of any blue sky surveys to FBR, (v) all fees and disbursements of counsel and accountants for the Company, (vi) the preparation of the Securities, the appointment of the Trustee and any agent of the Trustee and of counsel for the Trustee in connection with the Indenture and the Securities, (vii) the costs and expenses of FBR and the Company incurred in connection with the marketing of the Securities, including all “out of pocket” expenses, road show costs and expenses (regardless of the form in which the road show is conducted), and expenses of Company personnel, including but not limited to commercial or charter air travel, local hotel accommodations and transportation, and (viii) performance of the Company’s other obligations hereunder;
     (n) to use reasonable efforts in cooperation with FBR to obtain permission for the Securities to be eligible for clearance and settlement through DTC;
     (o) to reserve and keep available at all times, free of preemptive rights, shares of Common Stock for purposes of enabling the Company to satisfy any obligations to issue shares of Common Stock upon conversion of the Securities;
     (p) to refrain during the period commencing on the date of this Agreement and ending on the date that is 90 days thereafter, without the prior written consent of FBR (which consent may be withheld or delayed in FBR’s sole discretion), from (i) offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant for the sale of, lending or otherwise disposing of or transferring, directly or indirectly, any securities of the Company that are substantially similar to the Securities or the Common Stock, or any securities convertible into or exercisable or exchangeable for securities of the Company that are substantially similar to the Securities or the Common Stock, or filing any registration statement under the Securities Act with respect to any of the foregoing, or (ii) entering into any swap or other arrangement that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of securities of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock, the Securities or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (i) the Securities to be sold hereunder, (ii) any Common Stock issued by the Company upon the exercise of, the Securities or an option or warrant outstanding on the date hereof and referred to in the Preliminary Memorandum, Disclosure Package and the Final Memorandum, (iii) such issuances of options or grants of restricted stock under the Company’s stock option and incentive plans as described in the Preliminary Memorandum, Disclosure Package and the Final Memorandum, or (iv) issuances of Common Stock in connection with the settlement of litigation in an amount not to exceed the number of shares whose then current market value in the aggregate is equal to $6,600,000.00 based on the then current price per share of the Common Stock on the New York Stock Exchange;
     (q) to reimburse FBR for up to $200,000.00 of its out-of-pocket expenses relating to the transactions contemplated hereby, including the reasonable fees and disbursements of its legal counsel;

     (r) that, from and after the Closing Time, the Company shall have in place and maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and
     (s) that the Company will conduct its affairs in such a manner so as to ensure that the Company will not be an investment company or an entity controlled by an investment company within the meaning of the Investment Company Act.
     6. Conditions of FBR’s Obligations. The obligations of FBR hereunder are subject to (i) the accuracy of the representations and warranties on the part of the Company on the date hereof, at the Applicable Time, at the Closing Time and each Secondary Closing Time, (ii) the accuracy of the statements of the Company’s officers made in any certificate pursuant to the provisions hereof as of the date of such certificate, (iii) the performance by the Company of all of its respective covenants and other obligations hereunder and (iv) the following other conditions:
     (a) The Company shall furnish to FBR at the Closing Time an opinion of Locke Lord Bissell & Liddell LLP, counsel for the Company, and of the Company’s Chief Legal Officer, addressed to FBR and dated the Closing Time, in the form set forth on Exhibit A hereto. Each opinion shall indicate that it is being rendered to FBR at the request of the Company.
     (b) FBR shall have received from KPMG, LLP “comfort” letters dated, respectively, as of the date hereof and the Closing Time, addressed to FBR and in form and substance satisfactory to FBR, in substantially the form attached as Exhibit B hereto.
     (c) FBR shall have received at the Closing Time a favorable opinion of Manatt, Phelps & Phillips, LLP, counsel for FBR, dated the Closing Time, in form and substance satisfactory to FBR.
     (d) Prior to the Closing Time and any Secondary Closing Time (i) no suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes, shall have occurred, and (ii) the Disclosure Package and the Final Memorandum and all amendments or supplements thereto, or modifications thereof, if any, shall not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.
     (e) Between the time of execution of this Agreement and the Closing Time or any Secondary Closing Time, (i) no event, circumstance or change constituting a Material Adverse Effect shall have occurred or become known, (ii) no transaction which is material to the Company, taken as a whole, shall have been entered into by the Company that has not been fully and accurately disclosed in the Disclosure Package and the Final Memorandum, or any amendment or supplement thereto, and (iii) no order or decree preventing the use of either the Preliminary Memorandum, the Disclosure Package or the Final Memorandum, or any amendment or supplement thereto, or any order asserting that any of the transactions contemplated by this Agreement are subject to the registration requirements of the Securities Act shall have been issued.
     (f) (i) Neither the Company nor any of its Significant Subsidiaries shall have sustained, since December 31, 2008, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Disclosure Package and Final Memorandum, and (ii) since the respective dates as of which information is given in the Disclosure Package and Final Memorandum, there has not been any change in the capital stock or debt of the Company or any of its Significant Subsidiaries or any change or development involving a prospective change, in or affecting the general affairs, management, position (financial or otherwise), stockholders’ equity or results of operation of the Company and its Significant Subsidiaries, otherwise than as set forth or contemplated in the Disclosure Package and Final Memorandum, the effect of which, in any such case described in clause (i) or (ii), is in the judgment of FBR so material and adverse as to make it commercially impracticable or inadvisable to proceed with the offering and delivery of the Securities on the terms and in the manner contemplated by this Agreement and the Disclosure Package and Final Memorandum.
     (g) The Company shall have delivered to FBR a certificate, executed by the secretary of the Company and dated as of the Closing Time, as to (i) the resolutions adopted by the Company’s board of directors addressing entry into and consummation of the transactions contemplated by this Agreement, the execution and performance of this Agreement and the Indenture and the authorization, issuance and delivery of the Securities and the Common Stock issuable upon conversion of the Securities, and otherwise in form and substance reasonably acceptable to FBR, (ii) the Company’s certificate of incorporation, as amended and (iii) the Company’s bylaws, as amended, each as in effect at the Closing Time.
     (h) The Company shall have delivered to FBR a certificate, executed by its chief executive officer and chief financial officer on behalf of the Company to the effect that the representations and warranties by the Company set forth in this Agreement shall be true and correct as of the Closing Time as though made on and as of such date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), the conditions set forth in subsections (d) through (f) of this Section 6 shall have been satisfied and be true and correct as of the Closing Time, and the Company shall have complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied under this Agreement at or prior to the Closing Time.
     (i) At the time of execution and delivery of this Agreement, FBR shall have received from each of the officers and directors of the Company a written agreement (a “Lock-up Agreement”) in substantially the form of Exhibit C hereto.

     (j) At each Secondary Closing Time, FBR shall have received:
     (i) certificates, dated as of each Secondary Closing Time, of the Company, substantially to the same effect as the certificates delivered at the Closing Time pursuant to subsections (g) and (h), of this Section 6, subject to any exceptions that, in the reasonable judgment of FBR, are not material.
     (ii) the opinions of Locke Lord Bissell & Liddell LLP, and the Company’s Chief Legal Officer, dated as of each Secondary Closing Time relating to the Option Securities being sold by the Company to FBR at such Secondary Closing Time, in substantially the same effect as the opinions required by subsection (a) of this Section 6.
     (iii) “comfort” letters from KPMG, LLP, in form and substance satisfactory to FBR, dated as of each Secondary Closing Time, substantially the same in scope and substance as the letter furnished to FBR pursuant to subsection (b) of this Section 6, except that the “specified date” in the letter furnished pursuant to this subsection (j)(iii) shall be a date not more than three days prior to such Secondary Closing Time.
     In the event that any “comfort” letter referred to in subsection (b) of this Section 6 or this subsection (j)(iii) sets forth any such changes, decreases or increases that, in the reasonable discretion of FBR, are likely to result in a Material Adverse Effect, it shall be a further condition to the obligations of FBR that such letters shall be accompanied by a written explanation of the Company as to the significance thereof, unless FBR deems such explanation unnecessary, which written explanation is reasonably satisfactory to FBR and which details the actions the Company has taken or plans to take to remediate or otherwise address such change. References to the Preliminary Memorandum, the Disclosure Package and/or Final Memorandum with respect to any “comfort” letter referred to in this Section 6 shall include any amendment or supplement thereto at the date of such letter.
     (iv) the opinion of Manatt, Phelps & Phillips, LLP, dated as of each Secondary Closing Time, relating to the Option Securities being sold by the Company to FBR at such Secondary Closing Time, and otherwise to the same effect as the opinion required by subsection (c) of this Section 6.
     (k) The Company shall have furnished to FBR such other documents and certificates as to the accuracy and completeness of any statement in both the Disclosure Package and the Final Memorandum or any amendment or supplement thereto, and any additional matters as FBR may reasonably request, as of the Closing Time or any Secondary Closing Time, or as FBR may reasonably request.
     7. Termination. The obligations of FBR hereunder shall be subject to termination in the absolute discretion of FBR, at any time prior to the Closing Time or any Secondary Closing Time, if (i) any of the conditions specified in Section 6 shall not have been fulfilled when and as required by this Agreement to be fulfilled, (ii) trading in securities in general on any exchange or national quotation system shall have been suspended or minimum prices shall have been established on such exchange or quotation system, (iii) trading in the Company’s Common Stock has been suspended or materially limited, (iv) there has been a material disruption in the securities settlement, payment or clearance services in the United States, (v) a banking moratorium shall have been declared either by the United States or New York state authorities, or (vi) if the United States shall have declared war in accordance with its constitutional processes or there shall have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis or change in economic, political or other conditions of such magnitude in its effect on the financial markets of the United States as, in the judgment of FBR, to make it impracticable to market the Securities.
     If FBR elects to terminate this Agreement as provided in this Section 7, the Company shall be notified promptly by letter or fax.
     If the sale to FBR of the Securities, as contemplated by this Agreement, is not carried out by FBR for any reason permitted under this Agreement or if such sale is not carried out because the Company shall be unable to comply with any of the terms of this Agreement, (i) the Company shall not be under any obligation or liability to FBR under this Agreement (except to the extent provided in Sections 5(m),5(q) and 8 hereof), (ii) and FBR shall be under no obligation or liability to the Company under this Agreement (except to the extent provided in Section 8 hereof).
     8. Indemnity.
     (a) The Company agrees to indemnify, defend and hold harmless FBR and its directors and officers, and any person who controls FBR within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, FBR or any such controlling person may incur under the Securities Act, the Exchange Act or otherwise, insofar as such loss, expense, liability or claim arises out of or is based upon (i) any untrue statement or alleged untrue statement made by the Company herein, (ii) any breach by the Company of any covenant set forth herein, or (iii) any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Disclosure Package or the Final Memorandum, or arises out of or is based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except insofar as any such loss, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in and in conformity with information furnished in writing by FBR to the Company expressly for use in such Preliminary Memorandum, the Disclosure Package or Final Memorandum (that information being limited to that described in the last sentence of Section 8(b) hereof).
     (b) FBR agrees to indemnify, defend and hold harmless the Company and its directors and officers and any person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, the Company or any such person may incur under the Securities Act, the Exchange Act or otherwise, insofar as such loss, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in and made in reliance upon and in conformity with information furnished in writing by FBR to the Company expressly for use in the Preliminary Memorandum, the Disclosure Package or Final Memorandum (or in any amendment or supplement thereof by the Company), such information being limited to the following: the tenth and eleventh paragraphs of the “Plan of Distribution” section of the Preliminary Memorandum.
     (c) If any action is brought against any person or entity (each an “Indemnified Party”), in respect of which indemnity may be sought pursuant to Section 8(a) or (b) above, the Indemnified Party shall promptly notify the party(ies) obligated to provide such indemnity (each an “Indemnifying Party”) in writing of the institution of such action and the Indemnifying Party shall assume the defense of such action, including the employment of counsel and payment of expenses; provided that the failure so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to any Indemnified Party unless and to the extent the Indemnifying Party did not otherwise know of such action and such failure results in the forfeiture by the Indemnifying Party of rights and defenses that would have had material value in the defense. The Indemnified Party(ies) shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party(ies) unless the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action or the Indemnifying Party shall not have employed counsel to have charge of the defense of such action within a reasonable time or such Indemnified Party(ies) shall have reasonably concluded (based on the advice of counsel) that counsel selected by the Indemnifying Party has an actual conflict of interest or there may be defenses available to the Indemnified Party(ies) which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party(ies)), in any of which events such fees and expenses shall be borne by the Indemnifying Party and paid as incurred (it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of counsel (in addition to local counsel) for the Indemnified Party in any one action or series of related actions in the same jurisdiction representing the Indemnified Parties who are parties to such action). Anything in this paragraph to the contrary notwithstanding, the Indemnifying Party shall not be liable for any settlement of any such claim or action effected without its written consent. The Indemnifying Party shall have the right to settle any such claim or action for itself and any Indemnified Party so long as the Indemnifying Party pays any settlement payment and such settlement (i) includes a complete and unconditional release of the Indemnified Party from all losses, expenses, claims, damages, injunctions, liability and other obligations with respect to any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the Indemnified Party.

     (d) If the indemnification provided for in this Section 8 is unavailable to an Indemnified Party under subsections (a) and (b) of this Section 8 in respect of any losses, expenses, liabilities or claims referred to therein, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, expenses, liabilities or claims (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and FBR, on the other hand, from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and of FBR, on the other hand, in connection with the statements or omissions which resulted in such losses, expenses, liabilities or claims, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and FBR, on the other hand, shall be deemed to be in the same proportion as the total proceeds from the offering (net of initial purchaser discounts and commissions but before deducting expenses) received by the Company bear to the discounts and commissions received by FBR. The relative fault of the Company, on the one hand, and of FBR, on the other hand, shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by the Company or by FBR and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any claim or action.
     (e) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in subsection (d) above. Notwithstanding the provisions of this Section 8, FBR shall not be required to contribute any amount in excess of the amount by which the total price at which the Securities were initially offered (in the Exempt Resales) exceeds the amount of any damages which FBR has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
     (f) The indemnity and contribution agreements contained in this Section 8 and the covenants, warranties and representations of the Company contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of FBR or its directors and officers, or any person who controls FBR within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or by or on behalf of the Company or its directors and officers or any person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and shall survive any termination of this Agreement or the sale and delivery of the Securities. Each party to this Agreement agrees promptly to notify the other party of the commencement of any litigation or proceeding against it and, in the case of the Company, against any of their respective officers and directors, in connection with the sale and delivery of the Securities, or in connection with the Preliminary Memorandum, Disclosure Package and/or Final Memorandum.
     9. Notices. Except as otherwise herein provided, all statements, requests, notices and agreements shall be in writing delivered by facsimile (with receipt confirmed), overnight courier or registered or certified mail, return receipt requested, or by telegram and:
     (a) if to FBR, shall be sufficient in all respects if delivered or sent to FBR Capital Markets & Co., 1001 Nineteenth Street North, Arlington, Virginia 22209, Attention: Compliance Department, (facsimile: 703-312-9698); with a copy to Manatt, Phelps & Phillips, 11355 West Olympic Boulevard, Los Angeles, California 90064, Attention: Mark J. Kelson, (facsimile: (310) 914-5712) and James J. Vieceli (facsimile: (310) 914-996-6956); and
     (b) if to the Company, shall be sufficient in all respects if delivered to the Company at the offices of the Company at 1980 Post Oak Boulevard, Houston, Texas, 77056 Attention: Chief Financial Officer (facsimile: (713) 629-2330); with a copy to Locke Lord Bissell & Liddell, LLP, 3400 JPMorgan Chase Tower, 600 Travis, Houston, Texas 77002, Attention: David Taylor (facsimile: (713) 223-3717).
     10. Duties. Nothing in this Agreement shall be deemed to create a partnership, joint venture or agency relationship between the parties. FBR undertakes to perform such duties and obligations only as expressly set forth herein. Such duties and obligations of FBR with respect to the Securities shall be determined solely by the express provisions of this Agreement, and FBR shall not be liable except for the performance of such duties and obligations with respect to the Securities as are specifically set forth in this Agreement. The Company acknowledges and agrees that: (i) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and FBR, on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction FBR is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary of the Company or its affiliates, stockholders, creditors or employees or any other party; (iii) FBR has not assumed and will not assume an advisory, agency or fiduciary responsibility in favor of the Company with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether FBR has advised or is currently advising the Company on other matters); and (iv) FBR and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and that FBR has no obligation to disclose any of such interests. The Company acknowledges that FBR disclaims any implied duties (including any fiduciary duty), covenants or obligations arising from its performance of the duties and obligations expressly set forth herein. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against FBR with respect to any breach or alleged breach of agency or fiduciary duty.

     11. GOVERNING LAW; HEADINGS. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.
     12. Parties at Interest. The Agreement herein set forth has been and is made solely for the benefit of FBR and the Company and the controlling persons, directors and officers referred to in Section 8 hereof, and their respective successors, assigns, executors and administrators. No other person, partnership, association or corporation (including a purchaser, in its capacity as such, from FBR) shall acquire or have any right under or by virtue of this Agreement.
     13. Counterparts. This Agreement may be signed by the parties in counterparts, which together shall constitute one and the same agreement among the parties.
[SIGNATURE PAGE FOLLOWS]

     If the foregoing correctly sets forth the understanding among the Company and FBR, please so indicate in the space provided below for the purpose, whereupon this letter shall constitute a binding agreement between the Company and FBR.

Very truly yours, STEWART INFORMATION SERVICES CORPORATION
By:	/s/ J. Allen Berryman
	Name:	J. Allen Berryman
	Title:	Chief Financial Officer

[SIGNATURE PAGE TO PURCHASE/PLACEMENT AGREEMENT]

Accepted and agreed to as of the date first above written:
FBR CAPITAL MARKETS & CO.

By:	/s/ Paul A. Rosica
	Name:	Paul A. Rosica
	Title:	Senior Managing Director

[SIGNATURE PAGE TO PURCHASE/PLACEMENT AGREEMENT]

EXHIBIT A
SUBSTANCE OF OPINION OF COMPANY COUNSEL
1.	The Company is duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware, with requisite corporate power and authority to own, lease or operate its properties and to conduct its business as described in the Preliminary Memorandum, Disclosure Package and the Final Memorandum, and to execute, deliver and perform the Initial Purchaser Agreement and the Indenture;
2.	The execution, delivery and performance by the Company of the Initial Purchaser Agreement has been duly authorized by all necessary corporate action of the Company;
3.	The Initial Purchaser Agreement has been duly executed and delivered on behalf of the Company;
4.	The authorized and outstanding capital stock of the Company, as of June 30, 2009, was as set forth under the caption “Capitalization” in the Preliminary Memorandum, Disclosure Package and the Final Memorandum; to our knowledge, neither the Company nor any subsidiary has issued any outstanding securities convertible into or exchangeable for, or outstanding options, warrants or other rights to purchase or to subscribe for, any shares of stock or other securities of the Company, except as described in the Preliminary Memorandum, Disclosure Package and the Final Memorandum; all of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable, and were not issued in violation of or subject to any preemptive right or similar right of shareholders arising by operation of law, under the Charter Documents or, to our knowledge under any agreement to which the Company is a party or otherwise;
5.	The Securities have been duly authorized, executed, authenticated, issued and delivered, are fully paid and non-assessable, free and clear of any pledge, lien, encumbrance, security interest or other claim created by or arising with respect to the Company, and constitute valid and binding obligations of the Company entitled to the benefits provided by the Indenture, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Securities and the Indenture conform in all material respects to the descriptions thereof in the Preliminary Memorandum, Disclosure Package and Final Memorandum; the issuance, sale and delivery of the Securities by the Company is not subject to any preemptive right, co-sale right, registration right, right of first refusal or other similar right of shareholders arising by operation of law, under the Charter Documents or, to our knowledge, under any agreement to which the Company is a party or otherwise; the form of certificate evidencing the Securities complies with the requirements of the Delaware General Corporation Law;

6.	The Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding instrument, enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles;
7.	The execution, delivery and performance on the date hereof by the Company of each of the Transaction Agreements, the issuance, sale and delivery of the Securities by the Company (and the delivery of the Common Stock upon the conversion of the Securities), the consummation by the Company of the transactions contemplated thereby, and compliance by the Company with the terms and provisions thereunder will not conflict with, or result in any breach of or constitute a default under (nor constitute any event which with notice, lapse of time, or both would constitute a breach of, or default under), (i) any provision of the Charter Documents, (ii) any provision of any of the agreements, arrangements and understandings set forth on Schedule A hereto, or (iii) under any decree, judgment, permit or order, or, to our knowledge, federal, state, local or foreign law, regulation or rule, applicable to the Company; except in the case of clause (iii) above, for such conflicts, breaches or defaults which have been validly waived or could not reasonably be expected to have a Material Adverse Effect or result in the creation or imposition of any material lien, charge, claim or encumbrance upon any property or asset of the Company;
8.	To our knowledge, neither the Company nor any Significant Subsidiary is in breach of, or in default under (nor has any event occurred which with notice, lapse of time, or both would constitute a breach of, or default under) (a) its Charter Documents or (b) in the performance or observance of any contract, license, indenture, mortgage, deed of trust, bank loan or credit agreement or other agreement or instrument to which the Company or a Significant Subsidiary is a party or by which it or its respective properties may be bound or affected that will not, in the case of clause (b) have a Material Adverse Effect;
9.	The information in the Preliminary Memorandum, Disclosure Package and Final Memorandum under the captions “Description of Common Stock,” “Certain United States Federal Income Tax Considerations” and “Transfer Restrictions” to the extent that such information constitutes matters of law or legal conclusions, has been reviewed by us, and is correct in all material respects. The capital stock of the Company conforms as to legal matters in all material respects to the description thereof set forth in the Preliminary Memorandum, Disclosure Package and Final Memorandum under the caption “Description of Common Stock”;
10.	Each Significant Subsidiary is validly existing as a corporation and in good standing, under the laws of the State of Texas, with all corporate power and authority to own, lease or operate its properties and to conduct its business as described in the Preliminary Memorandum, Disclosure Package and Final Memorandum;
11.	The shares of Common Stock initially issuable upon conversion of the Securities have been duly and validly authorized and reserved for issuance and, if and when issued and delivered in accordance with the provisions of the Securities and the Indenture, will be duly and validly issued, fully paid and non-assessable and will conform in all material respects to the description of the Common Stock in the Preliminary Memorandum, Disclosure Package and Final Memorandum, and the issuance, sale and delivery of the Common Stock issuable upon conversion of the Securities are not subject to any preemptive right, co-sale right, registration right, right of first refusal or other similar right of shareholders arising by operation of law, under the Charter Documents or, to our knowledge, under any agreement to which the Company is a party or otherwise bound;

12.	The Guarantee issued pursuant to the Indenture by each Guarantor has been duly authorized, executed and delivered by the Guarantors incorporated in California, Delaware, Florida and Texas and constitutes a valid and legally binding obligation of such Guarantors enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles;
13.	The issuance of the Securities by the Company in accordance with the Indenture does not violate any Federal law of the United States or law of the State of New York applicable to the Company, provided that we express no opinion with respect to Federal or state securities laws, other antifraud laws, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights or general equity principles;
14.	The issuance of the Guarantee by each Guarantor in accordance with the Indenture does not violate any Federal law of the United States or law of the State of New York applicable to the Guarantors or the charter documents of the Guarantors incorporated in California, Delaware, Florida and Texas, provided that we express no opinion with respect to Federal or state securities laws, other antifraud laws, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights or general equity principles;
15.	All issued and outstanding shares of capital stock of each Significant Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and have not been issued in violation of or subject to any preemptive right, co-sale right, registration right, right of first refusal or other similar right of shareholders arising by operation of law, under the Charter Documents of such Significant Subsidiary or, to our knowledge, under any agreement to which such Significant Subsidiary is a party or otherwise, and to our knowledge, are owned by the Company free and clear of any pledge, security interests, liens, encumbrances, claims or equitable interests;
16.	Assuming the accuracy of the representations and warranties of FBR in the Initial Purchase Agreement, no qualification of the Indenture under the United States Trust Indenture Act of 1939 with respect thereto is required for the offer, sale and initial resale of the Securities by FBR in the manner contemplated by the Initial Purchaser Agreement;
17.	The offer and sale of the Securities to FBR, and the reoffer and resale by FBR of the Securities to the purchasers thereof, as contemplated under the Initial Purchaser Agreement, are exempt from the registration requirements of the Securities Act;

18.	No approval, authorization, consent or order of or filing with any federal or state governmental or regulatory commission, board, body, authority or agency is required in connection with (i) the execution, delivery and performance by the Company of the Initial Purchaser Agreement and the Indenture, (ii) the consummation by the Company of the transactions contemplated thereby, (iii) the issuance, sale and delivery of the Securities (and the delivery of the Common Stock upon the conversion of the Securities) as contemplated thereby, or (iv) delivery of the Guarantee by each Guarantor, other than (A) such as have been obtained or made, or will have been obtained or made at the Closing Time, and (B) any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Securities are being offered by FBR;
19.	The Company is not, nor upon the sale of the Securities as contemplated in the Initial Purchaser Agreement and the application of the net proceeds therefrom as described in the Preliminary Memorandum, Disclosure Package and Final Memorandum under the caption “Use of Proceeds”, will be, an “investment company” or an entity “controlled” by an “investment company” (as such terms are defined in the Investment Company Act of 1940, as amended);
20.	The Preliminary Memorandum included as of the date thereof, the Disclosure Package included as of the Applicable Time and the Final Memorandum includes as of the date hereof, the information required by Rule 144A, and the Securities satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act;
21.	To our knowledge, except as disclosed in the Preliminary Memorandum, the Disclosure Package and the Final Memorandum, no Significant Subsidiary is currently prohibited, directly or indirectly, from paying any dividends or distributions to the Company to the extent permitted by applicable law, from making any other distribution on such Significant Subsidiary’s issued and outstanding capital stock, from repaying to the Company any loans or advances to such Significant Subsidiary from the Company or from transferring any of the property or assets of such subsidiary to the Company; and
22.	Except as described in both the Disclosure Package and the Final Memorandum, there are no material actions, suits or proceedings, inquiries, or investigations pending or, to our knowledge, threatened against the Company, any of the Significant Subsidiaries, or the Guarantors, or any of their respective properties, before or by any federal, state, local or foreign government or regulatory commission, board, body, authority, arbitral panel or agency.

     During the course of the preparation of the Preliminary Memorandum, Disclosure Package and the Final Memorandum, we participated in conferences with officers and other representatives of the Company, with representatives of the independent public accountants of the Company and with you and your representatives. While we have not undertaken to determine independently, and we do not assume any responsibility for, the accuracy, completeness, or fairness of the statements in the Preliminary Memorandum, Disclosure Package and the Final Memorandum, on the basis of these conferences and our activities as counsel to the Company in connection with the Offering and our examination of the documents referred to herein, no facts have come to our attention which cause us to believe that the Preliminary Memorandum as of the date thereof, Disclosure Package as of the Applicable Time and the Final Memorandum as of the date hereof, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that in making the foregoing statements, we are not expressing any views as to the possible application to the Company or its subsidiaries of any laws or regulations regulating title insurers or underwriters or any similar laws or regulations in any jurisdictions or as to the financial statements or schedules or other financial and statistical information and data included in or omitted from the Preliminary Memorandum, Disclosure Package and the Final Memorandum.

EXHIBIT B
FORM OF “COMFORT” LETTER

EXHIBIT C
FORM OF LOCK-UP AGREEMENT
October 8, 2009
FBR Capital Markets & Co.
1001 Nineteenth Street North, 18th Floor
Arlington, Virginia 22209
Ladies and Gentlemen:
     The undersigned understands and agrees as follows:
     1. FBR Capital Markets & Co. (“FBR”) proposes to enter into an Initial Purchaser Agreement (the “Agreement”) with Stewart Information Services Corporation, a Delaware corporation (the “Company”), providing for (a) the initial purchase by FBR of convertible senior notes due 2014, and the resale of such notes by FBR to certain eligible purchasers, and (b) an option for FBR to purchase up to an aggregate of $60,000,000.00 principal amount of additional 6.000% convertible senior notes due 2014 for resale by FBR to certain eligible purchasers (all of such notes are collectively referred to as the “Securities” and the transactions referred to in (a) and (b) above are collectively referred to as the “Offering”), in each case, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).
     2. In recognition of the benefit that the Offering will confer upon the undersigned and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the undersigned, the undersigned hereby agrees that, without the prior written consent of FBR (which consent may be withheld or delayed in FBR’s sole discretion), he, she or it will refrain during the period commencing on the date of the Agreement and ending on the date that is 90 days after the pricing of the Offering referenced above, from (i) offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant for the sale of, lending or otherwise disposing of or transferring, directly or indirectly, any equity securities of the Company, or any securities convertible into or exercisable or exchangeable for equity securities of the Company, or (ii) entering into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of equity securities of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock of the Company or such other securities, in cash or otherwise.
     Notwithstanding the foregoing, subject to applicable securities laws and the restrictions contained in the Company’s charter, the undersigned may transfer any securities of the Company (including, without limitation, common stock) as follows: (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein; (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein; (iii) as a distribution to stockholders, partners or members of the undersigned, provided that such stockholders, partners or members agree to be bound in writing by the restrictions set forth herein; (iv) any transfer required under any benefit plans; (v) as collateral for any loan, provided that the lender agrees in writing to be bound by the restrictions set forth in herein; or (vi) with respect to sales of securities acquired after the Closing Time in the open market. For purposes of this agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.
     For the avoidance of doubt, nothing shall prevent the undersigned from, or restrict the ability of the undersigned to, (i) purchase common stock on the open market or (ii) exercise any options or other convertible securities granted under any benefit plan of the Company.
     4. The undersigned acknowledges that FBR is relying on the agreements of the undersigned set forth herein in making its decision to enter into the Agreement and to continue its efforts in connection with the Offering.
     5. This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.
     6. This Lock-Up Agreement may be executed in one or more counterparts and delivered by facsimile, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned has executed this Lock-Up Agreement, or caused this Lock-Up Agreement to be executed, as of the date first written above.

Very truly yours,

Name:
Title:

(Address)

SCHEDULE 1

	ST	Legal Name	Primary Owner
1	AZ	Stewart National Title, LLC	Stewart Title Company
2	CA	API Properties Corporation	Asset Preservation, Inc.
3	CA	Asset Preservation, Inc.	Stewart Title Company
4	CA	Granite Properties Incorporated	Asset Preservation, Inc.
5	CA	Quantum Leap Realty Technologies, Inc.	Stewart Title Company
6	CA	Stewart Default Services	Stewart Title Company
7	CA	SIFS, LLC	Stewart Solutions, LLC
8	CA	Stewart Title of California, Inc.	Stewart Title Company
9	DE	Electronic Closing Services, Inc.	Stewart Lender Services, Inc.
10	FL	Stewart Management Services, Inc.	Stewart Title Company
11	FL	Stewart Properties of Tampa, Inc.	Stewart Title Company
12	FL	Stewart Title of Martin County, Inc.	Stewart Title Company
13	IN	Stewart Title Services of Northwest Indiana, LLC	Stewart Title Company
14	KS	Hannaford Abstract & Title Co., Inc.	Stewart Title Company
15	KS	McPherson County Abstract & Title Company, Inc.	Stewart Title Company
16	LA	Stewart Title of Louisiana, Inc.	Stewart Title Company
17	MT	Stewart Title of Montana, Inc.	Stewart Title Company
18	ND	Red River Title Services, Inc.	Stewart Title Company
19	NV	API Properties Nevada, Inc.	Asset Preservation, Inc.
20	NV	Stewart Title of Nevada Holdings, Inc.	Stewart Title Company
21	NJ	Jersey — Stewart Title Agency, LLC	Stewart Title Company
22	NY	Parked Properties NY, Inc.	Asset Preservation, Inc.
23	OK	Oklahoma Land Title Services, LLC	Stewart Title Company
24	OK	Stewart Abstract & Title of Oklahoma, an Oklahoma Corporation	Stewart Title Company
25	TX	Fulghum, Inc.	Stewart Title Company
26	TX	GESS Management, L.L.C.	Stewart Title Company
27	TX	GESS Real Estate Investments, L.P.	Stewart Title Company
28	TX	Gracy Title Company, L.C.	Stewart Title Company
29	TX	Home Retention Services, Inc.	Stewart Lender Services, Inc.
30	TX	Professional Real Estate Tax Service of North Texas, L.L.C.	Stewart Title Company
31	TX	Professional Real Estate Tax Service, L.L.C.	Stewart Title Company
32	TX	SLJ Holdings, LLC	Stewart Title Company
33	TX	Stewart Financial Services, Inc.	Stewart Title Company
34	TX	Stewart Lender Services, Inc.	Stewart Title Company
35	TX	Stewart Solutions, LLC	Stewart Title Company
36	WA	Parked Properties WA, Inc.	Asset Preservation, Inc.
37	WI	Stewart Title of Wisconsin, Inc.	Stewart Title Company
38	TX	Stewart Title Company	Stewart Title Guaranty Company

SCHEDULE 2
APPROVED SUPPLEMENTS
Recent Developments filed as Exhibit 99.1 to Stewart Information Services Corporation’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on October 8, 2009.
FBR Capital Markets Pricing Supplement, dated October 9, 2009, for the Stewart Information Services Corporation 6.000% Convertible Senior Notes due October 15, 2014.

SCHEDULE 3
SIGNIFICANT SUBSIDIARIES
Stewart Title Company, a Texas corporation
Stewart Title Guarantee Company, a Texas corporation